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                                                                      EXHIBIT 11

                       Morgan Stanley Dean Witter & Co.
                       Computation of Earnings Per Share
                       (In millions, except share data)


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
                                                                      Three Months Ended               Nine Months Ended
                                                                -----------------------------     ---------------------------
                                                                  August 31,       August 31,     August 31,       August 31,
                                                                     1998            1997            1998            1997
                                                                -------------     -----------     -----------     -----------
Basic:

Weighted-average shares outstanding                             573,170,507       578,082,806     582,105,755     574,048,186
                                                                ===========       ===========     ===========     ===========
Earnings:
     Net income                                                        $645              $678          $2,190          $1,776
     Less:  Preferred stock dividend
            requirements                                                 14                15              43              52
                                                               ------------       -----------     -----------     -----------
     Earnings applicable to common shares                              $631              $663          $2,147          $1,724
                                                               ============      ============    ============     ===========
Basic earnings per share                                              $1.10             $1.15           $3.69           $3.00
                                                               ============      ============    ============     ===========

Diluted:

Weighted-average shares outstanding                             573,170,507       578,082,806     582,105,755     574,048,186
Average common shares issuable
     under employee benefit plans                                19,708,913        19,839,048      19,201,179      19,370,268
Average common shares issuable upon
     conversion of ESOP preferred stock                          11,900,174        12,097,268      11,958,273      12,146,732
                                                               ------------       -----------     -----------     -----------

              Total weighted-average diluted shares             604,779,594       610,019,122     613,265,207     605,565,186
                                                               ============      ============    ============     ===========
Earnings:
     Net income                                                        $645              $678          $2,190          $1,776
     Less:    Preferred stock dividend
              requirements                                               13                14              38              49
                                                               ------------       -----------     -----------     -----------

     Earnings applicable to common shares                              $632              $664          $2,152          $1,727
                                                               ============      ============    ============     ===========
Diluted earnings per share                                            $1.05             $1.09           $3.51           $2.85
                                                               ============      ============    ============     ===========


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